EXHIBIT (d)(1)(vi)

PROMISSORY NOTE

$10,500 USD	June 18, 2018

This Promissory Note (“Note”) is made and entered into by DS Healthcare Group, Inc., a company organized and existing under the laws of the state of Florida (“Maker”) in favor and for the benefit of Fernando Tamez, an individual residing in Mexico City, Mexico (“Payee”).

WHEREAS, Maker is a party to a certain settlement agreement with Kevin McRoberts (the “Settlement Agreement”);

WHEREAS, Maker is in default under the Settlement Agreement and currently has an amount in default equal to $10,500 (the “Default Amount”);

WHEREAS, Payee has agreed to pay the Default Amount under the Settlement Agreement on behalf of the Maker to the debtor thereunder;

WHEREAS, Maker acknowledges and understands that Payee would not have accepted this Note without the mutual agreement and understanding that all obligations arising under this Note are enforceable.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the sufficiency of which is hereby admitted, the parties hereby agree as follows:

All payments due under this Note shall be payable to Payee at such address as may be provided in writing to Maker by Payee.

The principal indebtedness evidenced by this Note shall be due and payable on demand.

The outstanding balance of this Note shall not bear interest.

The obligation of the Maker to pay the principal balance hereof to the Payee shall be absolute and unconditional and the Maker shall make such payment without abatement, diminution or deduction regardless of any cause or circumstances whatsoever, including, without limitation, any defense, setoff, recoupment or counterclaim which the Maker may have or assert against the Payee or any other person; provided, however, that Maker shall have the right to withhold taxes and pay such withheld amounts to the IRS to the extent legally required.

The failure by Maker to pay all amounts hereunder when due shall constitute a default under this Note and shall entitle the Payee to pursue any and all rights and remedies provided by applicable law (including the Florida Uniform Commercial Code), all of which shall be cumulative and may be exercised successively or concurrently.  The Maker waives presentment and demand for payment, notice of dishonor and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

The Maker shall pay all costs and expenses of collection incurred by the Payee, including reasonable attorney's fees and expenses.

The Maker shall have the right, at any time or from time to time, without penalty or premium, to prepay the principal balance of this Note, in whole or in part.

This Note shall be governed by and construed in accordance with the internal laws of the State of Florida.

No modification or waiver of any provision of this Note, nor any departure by the Maker therefrom, shall in any event be effective unless the same shall be in writing and then such modification or waiver shall be effective only in the specific instance for the specific purpose given.

The terms of this Note shall bind and inure to the benefit of the heirs, devisees, representatives, successors, and permitted assigns of Maker and Payee.  Maker shall not assign any of its rights or obligations under this Note, in whole or in part, without the prior written consent of Payee (which consent may be granted or withheld in Lender’s sole and absolute discretion).  Payee may, at any time, sell, transfer, or assign this Note.

The Maker shall be solely responsible for the payment of any applicable documentary stamp taxes or other similar charges that are or may be due and payable to applicable governmental authorities (“Recording Taxes”) in connection with the execution and delivery of this Note.  The Maker shall indemnify and hold the payee harmless for any damages or other liability incurred by the Payee as a result of the Maker’s failure to pay any applicable Recording Taxes.

THE MAKER AND THE PAYEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREIN, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed on the date first above written.

WITNESS:	MAKER:

DS HEALTHCARE GROUP, INC.

Name:
	By:	/s/ Myron Lewis
	Name:	Myron Lewis
	Title:	Chairman of Board of Directors